Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Unisys Corporation:

We consent to the use of our reports dated February 24, 2012 with respect to the consolidated balance sheets of Unisys Corporation as of December 31, 2011 and 2010, and the related consolidated statements of income, equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2011, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP
Philadelphia, Pennsylvania
June 4, 2012